Filed pursuant to Rule 433
Registration No. 333-160966
Dated March 4, 2010
FINAL TERM SHEET
1.800% Senior Notes Due 2013

Issuer:	Baxter International Inc.

Ratings:	A3 / A+ / A (stable outlook / positive outlook / stable outlook)

Format:	SEC Registered

Ranking:	Senior Notes

Offering Size:	$300,000,000

Trade Date:	March 4, 2010

Settlement Date:	March 9, 2010 (T+3)

Maturity:	March 15, 2013

Interest Payment Dates:	Semi-annually on each March 15th and September 15th

First Pay Date:	September 15, 2010

Treasury Benchmark:	1.375% due 02/15/2013

Benchmark (Price / Yield):	100-03 1/4 / 1.340%

Spread to UST:	T+50 bps

Re-offer Yield to Maturity:	1.840%

Coupon:	1.800%

Issue Price:	99.883%

Day Count Basis:	30 / 360

Optional Redemption:	Make Whole +10 bps

Minimum Denomination:	$2,000 x $1,000

CUSIP / ISIN:	071813 BB4 / US071813BB46

Bookrunners:	Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

Co-manager:	Citigroup Global Markets Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
UBS Securities LLC
     Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it. In the case of Credit Suisse Securities (USA) LLC, you may request the prospectus by contacting Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, NY 10010, telephone: 1.800.221.1037, facsimile: 212.743.5041; in the case of Goldman, Sachs & Co., you may request the prospectus by contacting Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1.866.471.2526, facsimile: 1.212.902.9316 or by emailing prospectus-ny@ny.email.gs.com; in the case of Deutsche Bank Securities Inc., you may request the prospectus by contacting Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, telephone: 1.800.503.4611, or by emailing prospectusrequest@list.db.com.

FINAL TERM SHEET
4.250% Senior Notes Due 2020

Issuer:	Baxter International Inc.

Ratings:	A3 / A+ / A (stable outlook / positive outlook / stable outlook)

Format:	SEC Registered

Ranking:	Senior Notes

Offering Size:	$300,000,000

Trade Date:	March 4, 2010

Settlement Date:	March 9, 2010 (T+3)

Maturity:	March 15, 2020

Interest Payment Dates:	Semi-annually on each March 15th and September 15th

First Pay Date:	September 15, 2010

Treasury Benchmark:	3.625% due 02/15/2020

Benchmark (Price / Yield):	100-07 / 3.598%

Spread to UST:	T+70 bps

Re-offer Yield to Maturity:	4.298%

Coupon:	4.250%

Issue Price:	99.612%

Day Count Basis:	30 / 360

Optional Redemption:	Make Whole +12.5 bps

Minimum Denomination:	$2,000 x $1,000

CUSIP / ISIN:	071813 BC2 / US071813BC29

Bookrunners:	Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

Co-manager:	Citigroup Global Markets Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
UBS Securities LLC
     Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it. In the case of Credit Suisse Securities (USA) LLC, you may request the prospectus by contacting Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, NY 10010, telephone: 1.800.221.1037, facsimile: 212.743.5041; in the case of Goldman, Sachs & Co., you may request the prospectus by contacting Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1.866.471.2526, facsimile: 1.212.902.9316 or by emailing prospectus-ny@ny.email.gs.com; in the case of Deutsche Bank Securities Inc., you may request the prospectus by contacting Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, telephone: 1.800.503.4611, or by emailing prospectusrequest@list.db.com.

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